Exhibit 99.1

Donaldson Reports Record Fourth Quarter and Full-Year 2022 Earnings; Issues Full-Year 2023 Guidance

Fourth quarter sales rose 15.1% compared to fiscal 2021; full-year 2022 sales up 15.9%
Fourth quarter and full-year 2022 GAAP EPS of $0.81 and $2.66, respectively
Fourth quarter adjusted EPS of $0.84, up 27.3%; full-year 2022 adjusted EPS of $2.68, up 15.5%
Fiscal 2023 sales expected to increase between 1% and 5%; EPS forecast at $2.91 to $3.07

MINNEAPOLIS (August 31, 2022) — Donaldson Company, Inc. (NYSE: DCI) (Donaldson or the Company) today reported fiscal 2022 generally accepted accounting principles (GAAP) net earnings of $101.1 million in the fourth quarter and $332.8 million for the full year, compared with $84.3 million and $286.9 million, respectively, in fiscal 2021. Fourth quarter and fiscal 2022 earnings include $3.4 million of charges related to the conflict in Eastern Europe1. Full-year fiscal 2021 included $14.8 million of restructuring charges. Fiscal 2022 GAAP earnings per share (EPS)2 were $0.81 in the fourth quarter and $2.66 for the full year, compared with $0.66 and $2.24, respectively, in fiscal 2021. Fourth quarter and full-year 2022 adjusted EPS3 were $0.84 and $2.68, respectively. Full-year fiscal 2021 adjusted EPS were $2.32. The tables attached to this press release include a reconciliation of GAAP to non-GAAP measures.

“In fiscal 2022, Donaldson eclipsed $3 billion in sales, delivered record profits despite the challenging operating environment, and returned $281 million to our shareholders through dividends and share repurchases,” said Tod Carpenter, chairman, president and chief executive officer. “While focusing on near-term execution, we also strengthened our position for long-term growth through strategic investments including acquisitions, particularly in Life Sciences, research and development, and capacity expansion.

“Our demonstrated agility through recent macroeconomic and geopolitical uncertainty gives me confidence heading into fiscal 2023. Looking forward, we anticipate continued high levels of demand, pricing carryover tailwinds and the stabilization of some inflationary pressures to more than offset currency translation headwinds and overhanging supply chain challenges. Based on these dynamics, we are forecasting another year of record sales and earnings as we build on our long history of delivering value to customers and shareholders.”
1 See the Eastern Europe and Restructuring Charges section for more information.
2 All EPS figures refer to diluted EPS.
3 Adjusted EPS is a non-GAAP financial measure that excludes the impact of certain items not related to ongoing operations.

Donaldson Company Reports Fourth Quarter 2022 and Full-Year Earnings - Page 2 of 5

Operating Results

Fourth quarter 2022 sales increased 15.1% to $890.0 million from $773.1 million in 2021, including a negative impact of 650 basis points from currency translation.

	Three Months Ended		Twelve Months Ended
	July 31, 2022		July 31, 2022
	Reported % Change	Constant Currency % Change	Reported % Change	Constant Currency % Change
Engine Products segment
Off-Road	20.5%	29.8%	23.7%	28.5%
On-Road	4.6	9.9	(2.0)	0.5
Aftermarket	17.7	23.0	17.6	20.0
Aerospace and Defense	20.7	26.8	25.3	28.4
Total Engine Products segment	17.5	23.5	17.6	20.4

Industrial Products segment
Industrial Filtration Solutions	13.5	21.6	14.4	17.9
Gas Turbine Systems	38.5	41.4	14.6	15.9
Special Applications	(16.6)	(8.8)	2.5	7.3
Total Industrial Products segment	10.1	17.5	12.0	15.6
Total Company	15.1%	21.6%	15.9%	18.9%

Fourth quarter 2022 sales in the Engine Products segment (Engine) increased 17.5%, led by growth in Aerospace and Defense, and Off-Road sales. Aerospace and Defense sales grew 20.7% as strength in the commercial aerospace industry and market share gains drove results. Off-Road sales growth of 20.5% was driven by high levels of global equipment production and Exhaust and Emissions program wins in Europe. Aftermarket sales rose 17.7% resulting from strong equipment utilization trends. Fourth quarter On-Road sales were up 4.6%, led by double-digit growth in North America.

Fourth quarter 2022 Industrial Products segment (Industrial) sales increased 10.1%, led by Gas Turbine Systems (GTS). GTS sales increased 38.5%, benefitting from the timing of replacement part sales in EMEA. Industrial Filtration Solutions (IFS) sales grew 13.5% year over year resulting from strength in the industrial dust collection business including new equipment and replacement parts, and Process Filtration sales. Special Applications sales declined 16.6% year over year, mainly due to Disk Drive sales weakness stemming from the COVID-19 shutdowns in mainland China.

Donaldson Company Reports Fourth Quarter 2022 and Full-Year Earnings - Page 3 of 5

Fourth quarter 2022 operating income as a percent of sales (operating margin) of 14.5% was flat to the prior year. Adjusted operating margin, which excludes charges related to the conflict in Eastern Europe, was 14.9%, an improvement of 40 basis points from 2021, as gross margin pressure was more than offset by operating expense leverage. Gross margin was 32.8%, or 32.9% on an adjusted basis, compared with 34.4% in the prior year as higher input costs offset pricing benefits. Operating expenses as a percent of sales was 18.2%, favorable by 170 basis points compared with 19.9% in 2021 due to leverage on higher sales. Adjusted operating expenses as a percent of sales was 18.0%.

Fourth quarter 2022 interest expense was $4.0 million, an increase compared with $3.1 million in 2021, driven by higher debt levels and interest rates. Other income was $3.4 million, a decrease from $5.0 million in 2021.

Fourth quarter 2022 effective tax rate was 21.4% versus 26.0% in 2021, primarily due to an increase in net discrete tax benefits.

In the fourth quarter, the Company paid $28 million in the form of dividends and $17 million for share repurchases. For the full year, Donaldson paid $110 million in the form of dividends and $171 million for share repurchases.

Fiscal 2023 Outlook

Donaldson expects fiscal 2023 EPS between $2.91 and $3.07, compared with 2022 GAAP and adjusted EPS of $2.66 and $2.68, respectively. Full-year 2023 net sales are projected to increase between 1% and 5% versus the prior year, including benefits from pricing of approximately 6% and a negative impact from currency translation of approximately 4%. The impact of currency translation is expected to be similar for both the Engine and Industrial segments.

Fiscal 2023 Engine sales are projected to increase between 0% and 4%, compared with fiscal 2022, with mid-single digit growth in Aftermarket and Aerospace and Defense offsetting modest declines in On-Road and Off-Road. In Aftermarket, elevated levels of equipment utilization across end-markets and market share gains in less mature geographies are expected to contribute to another year of growth. Aerospace and Defense sales are forecast to be driven by continued strength in the commercial aerospace industry, which remains at pre-COVID-19 levels. Both On-Road and Off-Road sales are expected to decrease low-single digits, due in part to the strategic exiting of lower-margin programs. Off-Road sales are also projected to be negatively impacted by a slowdown in Exhaust and Emissions volumes, which are expected to return to a normalized run rate after peaking in fiscal 2022.

Industrial sales are forecast to increase between 3% and 7% versus the prior year, with high-single digit growth in IFS. Industrial dust collection, both new equipment and replacement parts, and Process Filtration sales are expected to continue the momentum seen in fiscal 2022. GTS sales are projected to be up low-single digits. Special Applications sales are forecasted to be flat versus the prior year as APAC market weakness is expected to continue to weigh on sales, particularly in the first half of fiscal 2023.

Donaldson Company Reports Fourth Quarter 2022 and Full-Year Earnings - Page 4 of 5

Donaldson expects fiscal 2023 operating margin to improve to between 14.5% and 15.1%, compared with reported and adjusted operating margin of 13.4% and 13.5%, respectively, in the prior year. Gross margin expansion, resulting mainly from pricing to offset moderating cost inflation, is projected to drive the operating margin expansion.

The Company expects fiscal 2023 interest expense of approximately $17 million, an increase versus the prior year, due to increased debt levels and interest rates. Other income is forecast between $9 million and $13 million. Donaldson’s fiscal 2023 effective income tax rate is projected to be between 25% and 27%.

The Company expects fiscal 2023 capital expenditures between $115 million and $135 million, and free cash flow conversion is projected to be between 110% and 125%. Donaldson expects to repurchase approximately 2% of its outstanding shares during fiscal 2023.

Eastern Europe and Restructuring Charges

In the fourth quarter of fiscal 2022, in response to the conflict in Eastern Europe, Donaldson recorded $3.4 million of charges related to write-offs of remaining outstanding receivables and customer-specific inventory, as well as restructuring charges related to the closing of Donaldson’s sales office in Russia. Previously, the Company announced additional actions taken including complying with all sanctions and ceasing direct product shipments into Russia and Belarus.

In the second quarter of fiscal 2021, the Company initiated activities to further improve its operating and manufacturing cost structure, primarily in its EMEA region. These activities resulted in the Company incurring restructuring expenses, including $14.8 million in severance.

Miscellaneous

The Company will webcast its fourth quarter and full-year 2022 earnings conference call today at 9:00 a.m. CDT. To listen to the webcast, visit the “Events & Presentations” section of Donaldson’s Investor Relations website (IR.Donaldson.com), and click on the “listen to webcast” option. The webcast replay will be available at approximately 12:00 p.m. CDT today.

Donaldson Company Reports Fourth Quarter 2022 and Full-Year Earnings - Page 5 of 5

Statements in this release regarding future events and expectations, such as forecasts, plans, trends, and projections relating to the Company’s business and financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are identified by words or phrases such as “will likely result,” “are expected to,” “will continue,” “will allow,” “estimate,” “project,” “believe,” “expect,” “anticipate,” “forecast,” “plan” and similar expressions. These forward-looking statements speak only as of the date such statements are made and are subject to risks and uncertainties that could affect the Company’s performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed. These factors include, but are not limited to, challenges in global operations; impacts of global economic, industrial and political conditions on product demand, including the Russia and Ukraine conflict; impacts from unexpected events, including the COVID-19 pandemic; effects of unavailable raw materials or material cost inflation; inability to attract and retain qualified personnel; inability to meet customer demand; inability to maintain competitive advantages; threats from disruptive technologies; effects of highly competitive markets with pricing pressure; exposure to customer concentration in certain cyclical industries; inability to manage productivity improvements; results of execution of any acquisition, divestiture and other strategic transactions; vulnerabilities associated with information technology systems and security; inability to protect and enforce intellectual property rights; costs associated with governmental laws and regulations; impacts of foreign currency fluctuations; and effects of changes in capital and credit markets. These and other factors are described in Part I, Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2021. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. The results presented herein are preliminary, unaudited and subject to revision until the Company files its results with the United States Securities and Exchange Commission on Form 10-K.

About Donaldson Company

Founded in 1915, Donaldson is a global leader in technology-led filtration products and solutions, serving a broad range of industries and advanced markets. Our diverse, skilled employees at over 140 locations on six continents partner with customers—from small business owners to the world’s biggest OEM brands—to solve complex filtration challenges. Discover how Donaldson is Advancing Filtration for a Cleaner World at www.Donaldson.com.

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	July 31,			July 31,
	2022	2021	Change	2022	2021	Change

Net sales	$890.0	$773.1	15.1%	$3,306.6	$2,853.9	15.9%
Cost of sales	598.4	507.4	17.9	2,239.2	1,882.2	19.0
Gross profit	291.6	265.7	9.8	1,067.4	971.7	9.9
Selling, general and administrative	143.7	136.0	5.7	554.8	519.2	6.9
Research and development	18.6	17.7	5.3	69.1	67.8	2.0
Operating expenses	162.3	153.7	5.6	623.9	587.0	6.3
Operating income	129.3	112.0	15.4	443.5	384.7	15.3
Interest expense	4.0	3.1	29.1	14.9	13.0	13.9
Other income, net	(3.4)	(5.0)	(33.0)	(9.8)	(9.3)	5.0
Earnings before income taxes	128.7	113.9	12.9	438.4	381.0	15.1
Income taxes	27.6	29.6	(7.0)	105.6	94.1	12.2
Net earnings	$101.1	$84.3	19.9%	$332.8	$286.9	16.0%

Weighted average shares – basic	123.0	125.8	(2.2)%	123.7	126.4	(2.1)%
Weighted average shares – diluted	124.1	127.8	(2.9)%	125.2	128.2	(2.3)%

Net EPS – basic	$0.82	$0.67	22.4%	$2.69	$2.27	18.5%
Net EPS – diluted	$0.81	$0.66	22.7%	$2.66	$2.24	18.8%

Dividends paid per share	$0.23	$0.22	4.5%	$0.89	$0.85	4.7%
Note: Amounts may not foot due to rounding.
Donaldson Company, Inc.
Fiscal Fourth Quarter and Full-Year 2022 Earnings Press Release Schedules

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	July 31,	July 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$193.3	$222.8
Accounts receivable, net	616.6	552.7
Inventories, net	502.4	384.5
Prepaid expenses and other current assets	94.2	84.0
Total current assets	1,406.5	1,244.0
Property, plant and equipment, net	594.4	617.8
Goodwill	345.8	322.5
Intangible assets, net	99.8	61.6
Other long-term assets	153.8	154.3
Total assets	$2,600.3	$2,400.2

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings	$3.7	$48.5
Accounts payable	338.5	293.9
Accrued employee compensation and related taxes	113.8	126.8
Income taxes payable	31.8	17.7
Dividends payable	28.3	27.6
Other current liabilities	113.5	92.1
Total current liabilities	629.6	606.6
Long-term debt	644.3	461.0
Non-current income taxes payable	69.4	80.7
Deferred income taxes	32.7	26.6
Other long-term liabilities	91.1	88.2
Total liabilities	1,467.1	1,263.1

Total stockholders’ equity	1,133.2	1,137.1
Total liabilities and stockholders’ equity	$2,600.3	$2,400.2
Donaldson Company, Inc.
Fiscal Fourth Quarter and Full-Year 2022 Earnings Press Release Schedules

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Twelve Months Ended
	July 31,
	2022	2021
Operating Activities
Net earnings	$332.8	$286.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	93.8	95.3
Deferred income taxes	(1.4)	(5.9)
Stock-based compensation expense	20.4	14.2
Other, net	10.9	17.5
Changes in operating assets and liabilities	(203.7)	(6.1)
Net cash provided by operating activities	252.8	401.9

Investing Activities
Purchases of property, plant and equipment	(85.1)	(58.3)
Acquisitions, net of cash acquired	(68.9)	—
Net cash used in investing activities	(154.0)	(58.3)

Financing Activities
Proceeds from long-term debt	289.3	7.9
Repayments of long-term debt	(90.0)	(170.4)
Change in short-term borrowings	(43.9)	45.2
Purchase of non-controlling interests	—	(14.4)
Purchase right exercised in finance lease	—	(13.8)
Purchase of treasury stock	(170.6)	(142.2)
Dividends paid	(110.1)	(107.2)
Tax withholding for stock compensation transactions	(1.8)	(4.2)
Exercise of stock options	12.9	35.8
Net cash used in financing activities	(114.2)	(363.3)
Effect of exchange rate changes on cash	(14.1)	5.9
Decrease in cash and cash equivalents	(29.5)	(13.8)
Cash and cash equivalents, beginning of year	222.8	236.6
Cash and cash equivalents, end of year	$193.3	$222.8

Donaldson Company, Inc.
Fiscal Fourth Quarter and Full-Year 2022 Earnings Press Release Schedules

CONSOLIDATED RATE ANALYSIS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2022	2021	2022	2021
Gross margin	32.8%	34.4%	32.3%	34.0%
Operating expenses	18.2%	19.9%	18.9%	20.6%
Operating margin	14.5%	14.5%	13.4%	13.5%
Other income, net	(0.4)%	(0.7)%	(0.3)%	(0.3)%
Depreciation and amortization	2.6%	3.2%	2.8%	3.3%
EBITDA	17.5%	18.4%	16.5%	17.1%
Effective tax rate	21.4%	26.0%	24.1%	24.7%
Earnings before income taxes - Engine Products	16.6%	15.7%	14.3%	14.8%
Earnings before income taxes - Industrial Products	17.8%	17.3%	16.2%	14.9%
Cash conversion ratio	79.8%	92.8%	50.4%	119.8%

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2022	2021	2022	2021
Adjusted Rates
Gross margin	32.9%	34.4%	32.3%	34.2%
Operating expenses	18.0%	19.9%	18.8%	20.3%
Operating margin	14.9%	14.5%	13.5%	14.0%
Other income, net	(0.4)%	(0.7)%	(0.3)%	(0.3)%
Depreciation and amortization	2.6%	3.2%	2.8%	3.3%
EBITDA	17.9%	18.4%	16.7%	17.7%
Effective tax rate	21.5%	26.0%	24.1%	24.9%
Earnings before income taxes - Engine Products	16.6%	15.7%	14.3%	14.9%
Earnings before income taxes - Industrial Products	17.8%	17.3%	16.2%	15.6%
Cash conversion ratio	77.8%	92.8%	50.0%	115.5%
Note: Rate analysis metrics are computed by dividing the applicable amount by net sales, and cash conversion ratio reflects free cash flow divided by net earnings. Adjusted rates exclude the charges related to the conflict in Eastern Europe in both the fourth quarter and fiscal 2022 and restructuring charges in fiscal 2021. Adjusted rates are non-GAAP measures; see the Reconciliation of Non-GAAP Financial Measures schedule for additional information.
Donaldson Company, Inc.
Fiscal Fourth Quarter and Full-Year 2022 Earnings Press Release Schedules

SEGMENT DETAIL
(In millions)
(Unaudited)

	Three Months Ended July 31,			Twelve Months Ended July 31,
	2022	2021	Change	2022	2021	Change
Net sales
Engine Products segment
Off-Road	$108.2	$89.8	20.5%	$405.8	$328.1	23.7%
On-Road	35.4	33.8	4.6	136.1	138.8	(2.0)
Aftermarket	442.2	375.9	17.7	1,640.3	1,394.6	17.6
Aerospace and Defense	34.6	28.6	20.7	120.5	96.2	25.3
Total Engine Products segment	620.3	528.1	17.5	2,302.7	1,957.7	17.6

Industrial Products segment
Industrial Filtration Solutions	196.0	172.7	13.5	711.2	621.9	14.4
Gas Turbine Systems	33.6	24.2	38.5	110.2	96.2	14.6
Special Applications	40.1	48.1	(16.6)	182.5	178.1	2.5
Total Industrial Products segment	269.7	245.0	10.1	1,003.9	896.2	12.0
Total Company	$890.0	$773.1	15.1%	$3,306.6	$2,853.9	15.9%

Earnings before income taxes
Engine Products segment	$102.7	$82.8	24.0%	$329.2	$289.0	13.9%
Industrial Products segment	47.9	42.4	13.0	162.5	133.3	21.9
Corporate and unallocated	(22.1)	(11.3)	95.6	(53.3)	(41.3)	29.1
Total Company	$128.7	$113.9	12.9%	$438.4	$381.0	15.1%

Earnings before income taxes percentage
Engine Products segment	16.6%	15.7%	0.9%	14.3%	14.8%	(0.5)%
Industrial Products segment	17.8%	17.3%	0.5%	16.2%	14.9%	1.3%

Note: Earnings before income taxes percentage is calculated by dividing earnings before income taxes by net sales. Amounts may not foot due to rounding.
Donaldson Company, Inc.
Fiscal Fourth Quarter and Full-Year 2022 Earnings Press Release Schedules

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, AS REPORTED
(Unaudited)

	Three Months Ended July 31, 2022
	TOTAL	U.S.(1)/CA(2)	EMEA(3)	APAC(4)	LATAM (5)
Engine Products segment
Off-Road	20.5%	33.3%	16.2%	0.4%	92.8%
On-Road	4.6	18.2	(9.8)	(15.4)	42.2
Aftermarket	17.7	37.9	(12.0)	5.0	36.4
Aerospace and Defense	20.7	7.7	61.1	38.7	N/A
Total Engine Products segment	17.5	32.5	(2.2)	2.2	38.8

Industrial Products segment
Industrial Filtration Solutions	13.5	34.0	(0.1)	9.1	13.9
Gas Turbine Systems	38.5	34.0	59.0	12.7	(36.0)
Special Applications	(16.6)	(5.2)	(11.1)	(19.5)	(7.2)
Total Industrial Products segment	10.1	31.3	5.9	(5.0)	5.4
Total Company	15.1%	32.2%	1.0%	(0.7)%	34.6%

	Twelve Months Ended July 31, 2022
	TOTAL	U.S./CA	EMEA	APAC	LATAM
Engine Products segment
Off-Road	23.7%	27.5%	34.5%	0.1%	72.0%
On-Road	(2.0)	(2.7)	(10.1)	(1.3)	78.7
Aftermarket	17.6	27.3	5.8	3.3	31.8
Aerospace and Defense	25.3	18.8	44.6	41.4	N/A
Total Engine Products segment	17.6	23.6	13.2	2.3	33.8

Industrial Products segment
Industrial Filtration Solutions	14.4	26.4	6.9	5.9	27.2
Gas Turbine Systems	14.6	11.4	21.6	13.4	(13.9)
Special Applications	2.5	3.3	3.5	1.9	38.2
Total Industrial Products segment	12.0	22.5	8.3	4.3	21.1
Total Company	15.9%	23.3%	11.3%	3.1%	32.3%

Note: Amounts may not foot due to rounding.
(1) United States (U.S.)
(2) Canada (CA)
(3) Europe, Middle East and Africa (EMEA)
(4) Asia Pacific (APAC)
(5) Latin America (LATAM)
Donaldson Company, Inc.
Fiscal Fourth Quarter and Full-Year 2022 Earnings Press Release Schedules

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, CONSTANT CURRENCY
(Unaudited)

	Three Months Ended July 31, 2022
	TOTAL	U.S./CA	EMEA	APAC	LATAM
Engine Products segment
Off-Road	29.8%	33.3%	33.4%	11.8%	90.3%
On-Road	9.9	18.2	2.0	(3.4)	41.1
Aftermarket	23.0	37.9	0.7	14.1	36.9
Aerospace and Defense	26.8	7.7	85.4	57.8	N/A
Total Engine Products segment	23.5	32.5	12.1	12.0	39.2

Industrial Products segment
Industrial Filtration Solutions	21.6	34.0	14.6	17.5	13.7
Gas Turbine Systems	41.4	34.0	62.8	21.6	(36.2)
Special Applications	(8.8)	(5.2)	2.0	(11.7)	(7.2)
Total Industrial Products segment	17.5	31.3	19.3	3.2	5.2
Total Company	21.6%	32.2%	14.8%	8.4%	34.9%

	Twelve Months Ended July 31, 2022
	TOTAL	U.S./CA	EMEA	APAC	LATAM
Engine Products segment
Off-Road	28.5%	27.5%	44.7%	4.9%	68.9%
On-Road	0.5	(2.7)	(5.4)	5.4	75.6
Aftermarket	20.0	27.3	11.9	7.2	31.6
Aerospace and Defense	28.4	18.8	56.9	54.1	N/A
Total Engine Products segment	20.4	23.6	20.4	6.7	33.5

Industrial Products segment
Industrial Filtration Solutions	17.9	26.4	14.1	9.0	26.3
Gas Turbine Systems	15.9	11.4	23.5	17.9	(14.0)
Special Applications	7.3	3.3	9.3	7.3	38.2
Total Industrial Products segment	15.6	22.5	14.7	8.5	20.4
Total Company	18.9%	23.3%	18.2%	7.4%	31.9%
Note: The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations. The Company calculates constant currency percentages by converting its current period local currency financial results using the prior period exchanges rates and compared these adjusted amounts to its prior period reported results. Amounts may not foot due to rounding.
Donaldson Company, Inc.
Fiscal Fourth Quarter and Full-Year 2022 Earnings Press Release Schedules

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$108.9	$96.3	$252.8	$401.9
Net capital expenditures	(28.3)	(18.0)	(85.2)	(58.3)
Free cash flow	$80.6	$78.2	$167.7	$343.6

Net earnings	$101.1	$84.3	$332.8	$286.9
Income taxes	27.6	29.6	105.6	94.1
Interest expense	4.0	3.1	14.9	13.0
Depreciation and amortization	23.0	24.9	94.0	95.3
EBITDA	$155.7	$141.9	$547.3	$489.3

Adjusted net earnings	$103.6	$84.3	$335.4	$297.4
Adjusted income taxes	28.4	29.6	106.4	98.3
Interest expense	4.0	3.1	14.9	13.0
Depreciation and amortization	23.0	24.9	94.0	95.3
Adjusted EBITDA	$159.0	$141.9	$550.7	$504.0

Gross profit	$291.6	$265.7	$1,067.4	$971.7
Charges related to the conflict in Eastern Europe	1.0	—	1.0	—
Restructuring charges	—	—	—	5.8
Adjusted gross profit	$292.6	$265.7	$1,068.4	$977.5

Operating expense	$162.3	$153.7	$623.9	$587.0
Charges related to the conflict in Eastern Europe	2.4	—	2.4	—
Restructuring charges	—	—	—	9.0
Adjusted operating expense	$159.9	$153.7	$621.5	$578.0

Operating income	$129.3	$112.0	$443.5	$384.7
Charges related to the conflict in Eastern Europe	3.4	—	3.4	—
Restructuring charges	—	—	—	14.8
Adjusted operating income	$132.7	$112.0	$446.9	$399.5

Net earnings	$101.1	$84.3	$332.8	$286.9
Charges related to the conflict in Eastern Europe, net of tax	2.6	—	2.6	—
Restructuring charges, net of tax	—	—	—	10.6
Adjusted net earnings	$103.6	$84.3	$335.4	$297.4

Donaldson Company, Inc.
Fiscal Fourth Quarter and Full-Year 2022 Earnings Press Release Schedules

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2022	2021	2022	2021
Diluted EPS	$0.81	$0.66	$2.66	$2.24
Charges per share related to the conflict in Eastern Europe	0.02	—	0.02	—
Restructuring charges per share	—	—	—	0.08
Adjusted diluted EPS	$0.84	$0.66	$2.68	$2.32

Note: Although free cash flow, EBITDA, adjusted EBITDA, adjusted gross profit, adjusted operating expense, adjusted operating income, adjusted income taxes, adjusted net earnings and adjusted diluted EPS are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. The adjusted basis presentation excludes the impact of certain matters not related to the Company’s ongoing operations. Management believes that the adjusted basis presentation reflects management’s performance in operating the Company and provides a meaningful representation of the performance of the Company’s core business and is useful to understanding its financial results. A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures. Amounts may not foot due to rounding.
Donaldson Company, Inc.
Fiscal Fourth Quarter and Full-Year 2022 Earnings Press Release Schedules